 ENDORSEMENT AGREEMENT

Entered Into By And Between

PERFORMANCE SPORTS BRANDS

and

PAUL AZINGER

EFFECTIVE MAY 10, 2011

ENDORSEMENT AGREEMENT

THIS ENDORSEMENT AGREEMENT (herein the “Agreement”) is effective as of May 10, 2011, by and between Performance Sports Brands, a Nevada company (herein “Company”) and Paul Azinger c/o TCP Sports Management, LLC (herein “Azinger”).

WITNESSETH

WHEREAS, Azinger is widely recognized and known throughout the world as a professional golfer and television announcer; and

WHEREAS, Azinger’s Likeness has commercial value with respect to the advertisement, promotion, and sale of products and services; and

WHEREAS, Company is engaged in the manufacture, design, production, advertisement, promotion, distribution and sale of golf apparel and accessories that is branded “Energy Athletic. Company intends to promote its “Energy Athletic” branded apparel line by producing an advertising campaign complete with a direct response television program, short form commercials, online advertising, print advertising, public relations and all other reasonable forms of advertising and promotion; and

WHEREAS, Company is interested in acquiring the right to utilize Azinger’s Likeness and services in connection with the advertisement, marketing, promotion and sale of Endorsed Products as the same is defined below. In addition, Company desires to have Azinger be the “color” host for the direct response television program ; and

WHEREAS, Azinger has agreed, subject to the terms and conditions contained herein, to authorize the use of his Likeness by Company for such purposes as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Definitions: The following terms shall be defined as set forth below:

(a)
“Likeness” shall mean Azinger’s name, picture, signature, autograph, facsimile signature, likeness, voice, character, identity, initials, photograph, video, or film portrayals, image and biographical information.

(b)
“Endorsed Product(s)” shall mean Company’s golf shirts (long and short sleeve), golf sweaters, golf outerwear and accessories that are manufactured and marketed under the Company’s “Energy Athletic” trademark.

(c)	“Contract Territory” shall mean the entire world.

(d)	“Contract Period” shall mean the period of time commencing on May 10, 2011, and concluding on May 9, 2014.

(e)
“Contract Year” shall mean any one (1) of the three (3) years during the Contract Period beginning May 10 and ending twelve (12) consecutive months later on May 9, and further described as Contract Year 2011/2012 (5/10/11 — 5/9/12), Contract Year 2012/2013 (5/10/12 — 5/9/13) and Contract Year 2013/2014 (5/10/13 — 5/9/14) .

(f)
“Advertising Materials” and/or “Advertising Creative” shall mean the direct response television program (infomercial), short form commercials, all television and radio commercials, print and on-line advertising, web-site content, advertising banners, catalogues, infomercials, press releases, product packaging, newsletters, public relations and all other promotional materials.

(g)
“Golf Events” shall mean professional golf tournaments, pro-am golf events, golf exhibitions, golf clinics, golf charity events, media interviews, public practice sessions and all other public appearances related to golf.

(h)	“Azinger’s Endorsement” shall mean and include Azinger’s public statements and comments about Company’s Endorsed Product.

(i)	“Gross Revenue” shall mean the total revenue generated and received by Company from all forms of sales pertaining to or derived from the Endorsed Product minus ONLY the customer returns.

2.	Term. The term of this Agreement shall be for the Contract Period, unless extended by mutual written agreement of the parties or terminated earlier as set forth in this Agreement.

3.
Grant of License. Pursuant to the terms and conditions set forth in this Agreement, Azinger hereby grants to Company, and Company hereby accepts, the right, license, and privilege of utilizing Azinger’s Likeness and Azinger’s Endorsement in connection with the advertisement, promotion, distribution, and sale of the Endorsed Products during the Contract Period and throughout the Contract Territory. Company agrees that upon the termination, fulfillment, or expiration of the Agreement, Company shall immediately refrain from any and all further use of Azinger’s Likeness for any purpose whatsoever and shall make no further references to Azinger, whether directly or indirectly, with the exception that Company shall be allowed to use Azinger’s Likeness solely for the purpose of referring to Azinger as a former endorser of Company’s products; provided, however that such use of Azinger shall be limited to internal publication within Company only.

4.
Retention of Rights. All rights not specifically licensed to Company hereunder shall be reserved and retained by Azinger and may be utilized or licensed by Azinger to any third parties in any manner which is not in contravention of this Agreement.

5.
Exclusivity. During the Contract Period and throughout the Contract Territory, Azinger agrees not to authorize or license the use of his Likeness in connection with the advertisement, promotion, distribution, and sale of any apparel including wristbands or necklaces that incorporate negative ions and/or make the claim that such wristbands and necklaces increase energy and/or balance.

6.           Approval and Use of Advertising Materials.

(a)
Company agrees to submit to TCP Sports on behalf of Azinger copies of all Advertising Materials which utilize his Likeness at least ten (10) days prior to its intended release to the general public, and Company further agrees that the same shall not be released to the general public without the prior approval of Azinger.  Azinger agrees that it shall not unreasonably withhold or delay its approval of said Advertising Materials and that in the absence of express disapproval within five (5) business days following the receipt of the Advertising Materials, said Advertising Materials shall be deemed approved. In the event Advertising Materials are disapproved, Azinger shall state the reason for such disapproval. Company agrees to resubmit the Advertising Materials for approval in accordance with the terms of this paragraph.

(b)	Broadcast and Print Commercials.

(i)
Broadcast Commercials. During the Contract Period and throughout the Contract Territory, Company shall have the unlimited right to broadcast, use and re-use all Advertising Materials produced hereunder, as Company may elect, on any and all electronic media now existing or hereafter developed, including but not limited to network, cable and local television or radio program broadcasts, provided Company has been granted prior approval of said Advertising Materials by Azinger as required and set forth in paragraph 6.(a) of this Agreement. Azinger hereby acknowledges and agrees that Company is the sole owner of any and all copyrights and related rights appurtenant thereto.

(ii)
Print Commercials. During the Contract Period and throughout the Contract Territory. Company shall have the unlimited right, to use all Advertising Materials produced hereunder, in print or electronic forms now existing or hereinafter developed, for publication and display, including, without limitation, advertising medium, print magazines, cooperative advertising, retail tie-in promotions, point-of-sale materials, hang tags, labels, product packaging, billboards, and internal sales, provided Company has been granted prior approval of said Advertising Materials by Azinger as required and set forth in paragraph 6.(a) of this Agreement. Such Advertising Materials used in print or electronic forms shall be the property of Company for Company’s exclusive use. Azinger hereby acknowledges and agrees that Company is the sole owner of any and all copyrights and related rights appurtenant thereto.

7.
SAG and/or AFTRA. In the event of any of the Advertising Materials contemplated herein come within the purview or jurisdiction of the Screen Actors Guild (“SAG”) and/or the American Federation of Television and Radio Artists (“AFTRA”), and Azinger is required for any reason to become a member thereof, Azinger to join such union(s), and Company agrees to pay any and all expenses whatsoever including all dues, assessments, or contributions necessary in order for Azinger to render his services hereunder, including any and all pension and health contributions or assessments that may be required by such entities. Azinger’s participation in any such Advertising Materials pursuant to this paragraph in the Agreement shall not result in any expenses or diminution of the value of this Endorsement Agreement whatsoever to Azinger.

8.	Endorsed Products.

(a)	During the Contract Period, Azinger agrees to wear the Endorsed Products exclusively in all Golf Events in which he appears throughout the Contract Territory.

(b)
Azinger agrees to use his reasonable efforts to wear the Endorsed Products at all other times in public (e.g. fishing, sailing, poker events, third party advertisements) when such attire is appropriate provided, however, when Azinger wears products other than the Endorsed Products he shall nevertheless under no circumstances wear any products with visible logos which are directly competitive with the Endorsed Products. Azinger further agrees to use its reasonable efforts to comment favorably about the Company’s products whenever possible, it being understood by Company that such comments and statements, other than in commercially prepared advertisements, can only be made by Azinger as circumstances permit and as Azinger may deem appropriate at the time.

(c)
In the event that Azinger has a broadcasting agreement that prohibits him from wearing branded apparel while announcing on television, Azinger is not required to wear the Endorsed Products when conducting such activities.

9.	Logo Placement.

(a)
Azinger agrees to wear and display (embroider) Company’s “Energy Athletic” logo on the left chest position of the Endorsed Products at all Golf Events during the Contract Period and throughout the Contract Territory, unless prohibited by the rules of a particular event (e.g. Ryder Cup, Presidents Cup, etc.). The size of Company’s logo on said left chest position shall be approximately 3 inches long by 2 1/4 inches in height, and the color and style of said logo shall be determined by the mutual agreement of the parties.

(b)	Azinger hereby reserves the right to place non-competitive third-party corporate names and/or logos (e.g. Adams Golf logo on left sleeve) on other positions on the Endorsed Product.

(c)	Company shall be solely responsible for all costs and expenses associated with the production, embroidery and delivery of all aforementioned logoed apparel.

10.	Production and Promotional Appearances.

(a)
Production Appearance. Azinger shall appear in production sessions or photo shoots to produce Advertising Materials during the Term. Specifically, Azinger agrees to co-host an Infomercial and provide his creative input on his segments of the Infomercial after reviewing the proposed infomercial script. Such production sessions during the Term should take place as follows:

i.
Contract Year 2011/2012. Azinger agrees to make a Production Appearance on behalf of Company during Contract Year 2011/2012 for the purpose of producing the following: (1) one 30-minute infomercial; (2) one 30-second and one 60-second television commercial; (3) Endorsed Product testimonials; (4) materials for Company’s website and (5) still photographs for print advertisements and packaging (hereinafter referred to as “Production Appearance”). The Production Appearance shall encompass to two days. The first day of the Production Appearance shall take place on May 18, 2011 at the Concession Golf Club in Bradenton, FL. The Production Appearance shall be approximately five (5) hours in duration on May 18. The second day of said Production Appearance shall take place at a mutually agreed upon location and time in Contract Year 2011/2012, and shall be nine (9) hours in duration. Azinger agrees to wear the Endorsed Products with the Company’s “Energy Athletic” name/logo on the left chest and left collar, and shall wear no headwear or no other logos on his apparel during said Production Appearance. If necessary to finalize the Advertising Materials produced at such Production Appearance, Azinger agrees to be available for two (2) to three (3) hours for an audio/video session in and around Bradenton, FL.

ii.
Contract Year 2012/2013 & Contract Year 2013/2014. Azinger agrees to make one (1) Production Appearance on behalf of Company during Contract Year 2012/2013 and Contract Year 2013/2014, for the purpose of producing either new or updated Advertising Materials. Said Production Appearance shall take place at a mutually agreed upon time and location. The Production Appearance shall be approximately nine (9) hours in duration.

(b)
Promotional Appearances. If requested by Company, Azinger agrees to make three (3) promotional appearances on behalf of Company during the Term. Each such appearance shall be approximately two (2) to three (3) hours in duration and said time frame shall be exclusive of travel time. The appearances shall take place at a time and location that is mutually acceptable to Azinger and Company.

(c)
Additional Production/Promotional Appearances. If requested by Company, Azinger agrees to use reasonable effort to make Additional Production/Promotional Appearances on behalf of Company (hereinafter referred to as “Additional Production/Promotional Appearances”). Should Company request for Azinger to conduct Additional Production/Promotional Appearances and Azinger agrees to appear, Company shall pay Azinger an additional fee for such appearance(s) as set forth in paragraph ll.f. below. Azinger has no obligation to make Additional Production/Promotional Appearances.

(d)
Expenses. If necessary, Company shall pay and provide all necessary travel expenses for Azinger when he makes promotional or production appearances on behalf of Company including first class round-trip airfare, hotel accommodations, meals and ground transportation,

(e)	Scheduling. All such appearances shall be scheduled through Azinger’s duly authorized agent, TCP Sports Management, LLC with the assistance of Fidelity Sports Group, LLC,

(f)
Promotion/Media Activities. Azinger will use reasonable efforts to mention the benefits of Company’s Endorsed Products when Azinger is being interviewed, participating in Public Events and involved in social media (e.g. twitter, facebook, etc.).

11.	Consideration.

a.
Guaranteed Marketing Retainer. In consideration for the rights, services and benefits granted by Azinger hereunder, Company agrees to pay Azinger a non-refundable guaranteed marketing retainer (hereinafter referred to as “Guaranteed Fee”) of sixty thousand dollars (S60,000USD) in Contract Year 2011/2012, seventy thousand dollars ($70,000USD) in Contract Year 2012/2013 and eighty thousand dollars ($80,000USD) in Contract Year 2013/2014.

(i)	Contract Year 2011/2012 Guaranteed Fee shall be paid as follows:
•	Twenty thousand dollars ($20,000USD) on or before May 18, 2011,
•	Twenty thousand dollars ($20,000USD) on or before July1, 2011.
•	Twenty thousand dollars ($20,000USD) on or before Nov 1, 2011.
(ii)	Contract Year 2012/2013 Guaranteed Fee shall be paid as follows:
•	Twenty-three thousand three hundred and thirty-four dollars ($23,334USD) on or before May 1, 2012.

•	Twenty-three thousand three hundred and thirty-three dollars ($23,333USD)on or before July 1, 2012.
•	Twenty-three thousand three hundred and thirty-three dollars ($23,333USD) on or before Oct. 1, 2012.
(iii)	Contract Year 2013/2014 Guaranteed Fee shall be paid as follows:
•	Twenty-six thousand six hundred and sixty-six dollars (S26,666USD) on or before May 1, 2013.
•	Twenty-six thousand six hundred and sixty-six dollars ($26,666USD) on or before July 1, 2013.
•	Twenty-six thousand six hundred and sixty-six dollars ($26,666USD) on or before Oct. 1,2013.

b.
Royalties. In addition to the Guaranteed Fee due Azinger by Company as set forth in paragraphs 11.a. above, Company further agrees to pay Azinger a one and one-half percent (1 ½%) royalty on all Gross Revenue generated from the sale of all Endorsed Products (herein “EP Royalties”), and one-half percent (1/2%) royalty on all gross revenue generated from the sale of Company’s “Energy Athletic” branded fitness, sports and athletic apparel (herein “Sports Royalties”),

c.	Minimum Guaranteed Royalties. Company projects that the Gross Revenue generated from the sale of the Endorsed Products will be as follows during the Term:
•	Contract Year 2011/2012: $3,255,000USD
•	Contract Year 2012/2013: $10,950,000USD
•	Contract Year 2013/2014: $20,075,000USD
In any Contract Year during the Term, Company guarantees to pay EP Royalties to Azinger up to fifty percent (50%) of the Gross Revenue projections set forth above for such Contract Year (herein “Minimum Royalties”). If at the end of any Contract Year during the Term Company does not pay Azinger EP Royalties equal to fifty percent (50%) of the Gross Revenue projections referenced above, then Company shall pay Azinger the difference from what EP Royalties were paid in such Contract Year and the amount equal to fifty percent (50%) of the Gross Revenue projected in such Contract Year. If Minimum Royalties are due to Azinger, Company shall pay Azinger on or before thirty (30) days after the end of such Contract Year.

d.	Payment of Royalties/Statement of Accounts.
(i)
Company agrees to pay all royalties due as set forth in section 11.b. above on or before thirty (30) days following the end of each quarterly period during the Term. The quarterly royalty payment shall be accompanied by a statement of account indicating the quantities of Endorse Products and Sports Products sold, the Gross Revenue generated from sales of the Endorsed Products and the gross revenue generated from the sales of the Sports Products, and the EP Royalties and Sports Royalties due to Azinger.

(ii)
Company shall keep, at its principal office, 1021 N. Sepulveda Blvd., Suite G, Manhattan Beach, CA 90266, a complete and accurate set of books and records maintained in accordance with generally accepted accounting principles and business practices. Said books and records shall be maintained for a two (2) year period following the expiration or termination of this Agreement Company shall make said books available to Azinger or Azinger’s representative on reasonable notice during the Term of this Agreement and the two (2) year period immediately following thereafter. The cost of any and all inspections shall be paid by Azinger, unless an inspection shows an under-reporting or under- payment of more than five-percent (5%) for any quarterly period, in which event Company shall reimburse Azinger for all such inspection costs.

e.
Signature Line of Apparel. In the event that Company decides to manufacture, market and sell a “Paul Azinger” line of apparel, Company shall pay Azinger a royalty of three and one-half percent (3 1/2%) on the gross revenue generated from the sales of the “Paul Azinger” line of apparel. Such royalties shall be paid to Azinger on or before thirty (30) days following the end of each quarterly period during the Term

f.
Additional Production/Promotional Appearances Fee. In the event that Company requests for Azinger to make Additional Production/Promotional Appearance(s) and Azinger agrees to make such appearance(s), Company further agrees to pay Azinger a twenty-five thousand dollars ($25,000USD) fee for each Additional Production/Promotional Appearance conducted by Azinger. All compensation to be paid to Azinger for Additional Production/Promotional Appearances shall be due and payable to Azinger prior to each scheduled Additional Production/Promotional Appearance.

g.
Form of Payment. All payments due hereunder shall be made payable to the order of “Paul Azinger” (via check or wire transfer) and forwarded to Fidelity Sports Group, LLC for distribution to TCP Sports Management, LLC, minus Fidelity Sports Group, LLC’s ten percent (10%) commission.

h.
Reasonable Supply of Apparel. Company agrees to provide and deliver to Azinger, at no cost to Azinger, such quantities of Endorsed Products as may be reasonably required for Azinger to perform his services hereunder.

i.
Additional Purchase of Apparel. Azinger shall have the right to purchase the Endorsed Products from Company during the Contract Period so long as Azinger does not sell such Endorsed Products. Such Endorsed Products shall be sold to Azinger at twenty-five percent (25%) below Company’s wholesale prices.

12.
Indemnification. Company shall indemnify, defend, and hold harmless Azinger and his employees, officers, TCP Sports, Fidelity Sports Group, LLC, and representatives from and against any and all claims, suits, assessments, losses, obligations, penalties, charges, actions, damages, liabilities, costs, and expenses including reasonable attorney’s fees whether incurred at trial or in connection with any review by appeal or certiorari of both the trial and appellate court levels (collectively referred to as “Claims”) arising out of or in connection with:

(a)
Any claim or action for negligent or intentional misconduct of Company in relation to the advertisement, promotion, or sale of the Endorsed Product, or Company’s use of Azinger’s Likeness to advertise, promote, distribute, or sell the Endorsed Product or the “Paul Azinger” line of apparel; or

(b)	Any claim or action for personal injury or death resulting from a customer’s use of the Endorsed Product or the “Paul Azinger” line of apparel; or

(c)
Any third party claims, action or law suits that are filed against Company claiming certain rights (trademark, trade name, etc.) to the Endorsed Product or claiming certain damages that Company had caused to such third party; or

(d)	Any claims or action for the breach by Company of any of its representations and warranties set forth in this Agreement.

The foregoing indemnity shall survive the expiration, fulfillment or termination of this Agreement.

13.
Standards. Company and Azinger shall at all times deal with each other in good faith and strive to maintain and enhance each others’ positive image and reputation. Company and Azinger shall act in a manner which shall not be in contravention of public morals and conventions. Company specifically agrees not to use Azinger’s Likeness in any Advertising Materials that communicate any negative message about any other sponsor of Azinger. Similarly, Azinger agrees not to authorize the use of his Likeness by any of his other sponsors in any negative Advertising Materials directed at Company.

14.	Events of Default.

(a)
It shall be an event of default by Azinger hereunder if Azinger (i) is adjudicated as insolvent, declares bankruptcy, files, or have filed against him, any petition in bankruptcy, (ii) Azinger retires from professional golf or dies, (iii) is indicted or convicted of a felony involving moral turpitude or (iv) Azinger materially breaches this Agreement, and such breach remains uncured for a period of (30) days after written notice thereof from Company to Azinger.

(b)
It shall be an event of default hereunder by Company if Company is (i) adjudicated as insolvent, declares bankruptcy, files, or have filed against it, any petition in bankruptcy, (ii) fails to continue its business of selling Endorsed Products, or (iii) otherwise materially breach this Agreement and such breach remains uncured for a period of thirty (30) days after written notice thereof from Azinger to Company.

15.
Termination/Remedies. The non-defaulting party shall have the right to terminate this Agreement upon the occurrence of an event of a default by providing written notice thereof to the defaulting party. All rights and remedies of the parties herein specified are cumulative and are in addition to, not in limitation of, any rights and remedies the parties may have at law or in equity and all such rights and remedies may be exercised singularly or concurrently.

16.
Notices. All notices, claims, certificates, requests, demands and other communications desired or required hereunder shall be made in writing and will be deemed to have been duly given if delivered to the party address by hand, via facsimile transmission or mailed (registered of certified mail, postage prepaid, return receipt request or by any other means of express mail with confirmed delivery and addressed as follows:

To Company:	Stephen V. Abram
Performance Sports Brands, Inc.
1021 N. Sepulveda Blvd., Suite-G
Manhattan Beach, CA 90266

To Azinger:	Paul Azinger
c/o TCP Sports
2900 Delk Road
Suite 700 PMB 292
Marietta GA 30067
Attn:     Mr. Rich Braund

With Copy To:	Fidelity Sports Group, LLC
514 Broadway Ave.
Orlando, FL 32803
Attn:    David J. Moorman, President

or to such other address as the person to whom written notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

17.	Assignment. No party may assign, delegate, or sublicense any of its rights or obligations hereunder, except with the prior express written consent of the other party.

18.
Independent Contractor. Company is engaging Azinger to provide certain services and to use his Likeness for the purposes and to the extent set forth in this Agreement, and Azinger’ relationship to Company shall at all times be that of an independent contractor. Azinger’s performance of endorsement services for Company hereunder is in Azinger’s capacity as an independent contractor. Accordingly, nothing contained in this Agreement shall be construed as establishing an employee/employer, partnership, or joint venture relationship between Company and Azinger. Azinger shall be solely and exclusively responsible for securing the payment of all taxes on compensation received under this Agreement, and payments to Azinger pursuant to this agreement shall be made without deduction or withholding for any taxes whatsoever. Azinger assumes full responsibility for payment of any such taxes, and Azinger agrees to defend, indemnify, and hold Company harmless in respect to any such taxes, interest, or penalties thereon, and the costs and expenses associated therewith in the event Azinger fails to pay such taxes, interest, or penalties. Azinger agrees to abide by the provisions in this paragraph, and agrees to cause Azinger to supply his social security number for the purposes of Company’s preparation of a form 1099 or any other necessary tax forms. The provisions of this Section shall survive the termination of this Agreement.

19.
Attorney’s Fees and Costs. The prevailing party in any arbitration between the parties arising out of the interpretation, application, or enforcement of any provision of this Agreement shall be entitled to recover all of its reasonable fees, court costs and expenses, including fees for attorneys, accountants and other professionals.

20.	Amendments. This Agreement may be amended only by a written instrument duly executed by both parties.

21.
Waiver. The failure at any time of any party to demand strict performance of another party of any of the terms, covenants or conditions set forth in this Agreement shall not be construed as a continuing waiver or relinquishment thereof, and any party may, at any time, demand strict and complete performance of any other party of such terms, covenants, and conditions.

22.
Severability. The illegality, unenforceability, or invalidity of any term, clause, or provision of this Agreement shall not affect any other term, clause, or provision hereof, and this Agreement shall continue in full force and effect, and be construed and enforced as if such provision had not been included.

23.
Authority. Each party warrants and represents to the other that it has the full right power and authority to enter into and perform this agreement, to make the covenants contained in this Agreement, and further, that the execution, delivery, and performance of this Agreement will not violate, conflict with, or constitute a default under, any contract, agreement or undertaking to which it is a party or by which it is bound.

24.	Governing Law. This Agreement shall be governed and construed according to the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

25.         Arbitration.

(a)
Except as provided in Paragraph (e) below, the parties to this Agreement agree that any dispute or controversy arising out of or relating to this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding neutral arbitration in accordance with the Commercial Dispute Resolution Rules and the Optional Rules for Emergency Measures of Protection then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be in writing, and shall be final, conclusive, and binding on the parties of the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

(b)	The parties understand and agree that by consenting to the arbitration provisions of this Agreement, they are waiving their right to a jury trial.

(c)
The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by the Rules, as modified herein, without reference to state arbitration law, except that each party shall be entitled to discovery according to the provisions of set forth in the Rules. Each party shall also be entitled to pursue all remedies, damages or claims that would be available if the case had been litigated in the judicial forum having jurisdiction over it.

(d)
The arbitration and all related proceedings shall take place in Los Angeles, California and the parties consent to the exclusive jurisdiction venue of the state and federal courts located in Los Angeles County, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(e)
Notwithstanding any other provision of this Agreement either party may apply to any state or federal court of competent jurisdiction within Los Angeles County, California for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(f)
Any arbitration proceedings conducted under the terms of this Paragraph will be confidential. All documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in confidence and under seal, and shall be available for inspection only by the arbitrator(s), the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive and maintain all such information in confidence. The arbitrator may award the prevailing party his or her expenses and fees of arbitration, including reasonable attorneys’ fees and witness fees, as permitted by law.

26.	Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to its subject matter.

27.
Confidentiality. The terms of this Agreement and all amounts paid to Azinger hereunder are deemed by the parties to be confidential information. The parties hereby agree not to disclose (except as may be required by law) any such terms or compensation amounts to any other persons or entities and to use the same level of care to protect, safeguard and keep confidential all information relating to such terms or amounts as they would in protecting their own proprietary information. This limitation shall not apply to the disclosure of such information to accountants, attorneys, agents, employees, or other persons in either party’s employment having a need to know, or to information to which may already be in the public domain. The parties agree when disclosure of the terms and compensation amounts contained in this Agreement is necessary to such legal entities and/or accountants, attorneys, agents, employees or other persons in either party’s employment having a need to know, that the disclosing part shall take all measures practical, reasonable and available to protect, safeguard and keep confidential such information by use of appropriate legal remedies, such as protective orders. Each party agrees that it will assume responsibility for any breaches of confidentiality by its accountants, attorneys, agents, employees or other person in its employment given access to such information.

28.
Ownership of Trademarks, Copyrights and Related Rights. The parties acknowledge and agree that Company and/or its affiliates have the exclusive rights to use the trademark “Energy Athletic” and all other trademarks, copyrights and related rights developed by Company and/or any Company affiliate for use on or in conjunction or association with the Endorsed Products. Company’s rights as sole and exclusive licensee of the trademarks, designs, service marks, insignia and symbols related to the trademark “Energy Athletic” and all other trademarks which Company may now or hereafter use shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written .

COMPANY:	WITNESS:

/s/ Michael F. Abram	By:	/s/ [ILLEGIBLE]
Michael F. Abram

Date: 5-18-11

AZINGER:	WITNESS:

/s/ Paul Azingar	By:	/s/ [ILLEGIBLE]
Paul Azingar

Date: May 18, 2011